Exhibit 10.4

July 19, 2004
TAP Framework Participation Agreement

Microsoft Corporation ("Microsoft") and you (as identified in the signature box below) hereby agree to the following terms for your participation in Microsoft's Technology Adoption Programs ("TAP") framework:

1.    Overview.

1.1.    Purpose. The TAP framework centralizes administration of many programs that include intensive testing and evaluation of Microsoft technologies. TAP framework programs facilitate deployment of Microsoft technologies, generate feedback for further technology development, provide the basis for case studies and other valuable marketing materials and activities, and provide companies that take part with an opportunity to obtain a greater understanding and awareness of the architecture and capabilities of the technologies covered.

1.2.    Process. Microsoft will make available to you information about TAP framework programs. However, you may not be invited to join every TAP framework program. The Microsoft product group or other Microsoft organization that sponsors a given TAP framework program will determine which TAP framework participants it wishes to invite to take part in its program. These decisions will be based in part on the respective qualifications of TAP framework participants interested in taking part and the number of opportunities for taking part in a given program. A sponsoring group may have additional criteria and/or processes for determining the TAP framework participants that are best suited for its program, gathered by (for example) submitting requests for information, engaging in interviews, or reviewing preliminary expressions of interest. If you seek to take part in a particular TAP framework program, you will need to respond to the sponsoring group's requests for information regarding the nature and extent of your interest and the resources that you are prepared to commit to make your involvement in that program meaningful and successful, both for you and the sponsoring group.

1.3.    Taking Part in Programs. Each group sponsoring a TAP framework program will determine which TAP framework participants it would like to invite to take part in its program. Your being asked whether you have an interest in a program, or to apply formally to a program, is not the same as being invited or accepted into that program. If you are invited to take part in a program and confirm your desire to do so, your association with that program will proceed according to the applicable terms. of this agreement, the program description applicable to the program, the end user license agreement ("EULA") and any supplemental license for technologies covered by the program (as described in section 2), and such other documentation as may apply to that program. If you are offered the opportunity to take part in a program, you may decide not to respond to such opportunity, in which case the sponsoring group will interpret that choice as your having declined the opportunity.

1.4.    TAP Web Site. Microsoft expects to administer TAP framework programs primarily through an extra net website accessible through http://www.microsoft.com. This site will include a description of programs covered by the TAP framework. Together with this participation agreement, the program descriptions of the programs that are published on the TAP site and associated program documentation will govern the elements, participation, duration, and specifics of administration of each program.

2.    Technology Licensing. Your use of any Microsoft technology made available under a TAP framework program will be governed by the terms and conditions of the EULA(s), including any supplemental license(s) that Microsoft provides for that technology. The sponsoring group for a program will endeavor to provide a copy of the relevant license(s) when it provides the program description, but may not be able to do so in all instances. If you elect not to accept the terms of the license(s) applicable to Microsoft technologies covered by a program in which you are taking part, you will be deemed to have withdrawn from that program. As an exception to the preceding sentence, your election not to accept a supplemental license will not be deemed an election to withdraw from the applicable program, but you will not have any of the rights granted under that supplemental license (and you should be aware that such rights are sometimes necessary for successful participation in a particular program). In addition, if there is any conflict between other terms of this agreement and a EULA or a supplemental license, the terms of the EULA and/or supplemental license will apply with regard to your use of the applicable technology.

3.    Confidentiality.

3.1.    Existing NDA. If you have an existing non-disclosure agreement with Microsoft, its terms will govern Confidential Information exchanged during your participation in the TAP framework. We must agree to the use of the existing non-disclosure agreement and a copy of it must be attached to this agreement at the time of signing. If we do not have an existing non-disclosure agreement that we both agree should apply to your participation in the TAP framework, section 3.2 will apply.

3.2.    Confidential Information. Confidential Information means nonpublic information that one of us, or one of our affiliates, designates as being confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential. Each of us must refrain from disclosing any Confidential Information of the other for five years following the date of disclosure. However, that Confidential Information may be disclosed in accordance with a judicial or other governmental order, if the receiving party either: (a) gives reasonable notice of such disclosure to allow the other party a reasonable opportunity to seek a protective order or its equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation. Each of us is free to use for any purpose the residuals resulting from access to or work with Confidential Information, however, the receiving party may not disclose the Confidential Information except as expressly permitted pursuant to the terms of this agreement. This sub-paragraph does not grant a license to the receiving party under the disclosing party's copyrights or patents. The term "residuals" means information in intangible form, which is retained in memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how, or techniques contained therein. The receiving party shall not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. If you are a government entity subject to public records laws, we agree that any Microsoft technology made available to you under this agreement constitutes Microsoft trade secret information or similarly-designated information exempt from disclosure to the maximum extent permitted under public records law.

4.    Publicity Opportunities.

4.1.    Generally. A TAP framework program may include various publicity-related activities, as described in its program description. If you take part in a program that results in the creation of documentation of these publicity activities, the following terms apply:

(a)    Microsoft may film, photograph, interview and tape record, as appropriate, your business operation and relevant employees, in creating the documentation. Microsoft may publish the documentation in any media, including television, film, videotapes, CDs, DVDs, audio recordings, print publications, keynote or presentations by Microsoft, the Internet and World-Wide-Web. Microsoft is not obligated to use the documentation.

(b)    Microsoft owns the documentation (except for any of your names or trademarks, service marks, logos, or other identifying information incorporated into the documentation). To the extent you own rights to any part of the documentation, including your name or any of your trademarks, service marks, logos, or other identifying marks incorporated in the documentation, you grant Microsoft a non-exclusive, royalty-free, perpetual, worldwide license to use, distribute, duplicate, perform, transmit, print, display, and exhibit the documentation, in whole or part, and in any form and medium, for marketing and promotional purposes.

(c)    Microsoft will have the right to review and approve your proposed use of the documentation, which approval will not be unreasonably withheld or delayed. Microsoft will provide you with a copy of all documentation prior to its first public release. You agree to review documentation, when provided to you, for factual accuracy and prevention of the release of any of your Confidential Information (as defined in the NDA applicable to your participation in the TAP Framework or described in section 3). You also agree that your approval of any reviews will not be unreasonably withheld, and will be completed within ten (10) business days after you receive the documentation. In the case of audiovisual publications containing documentation, you agree to grant or deny any requested approvals during taping. If Microsoft. receives your request for correction of errors and/or removal of Confidential Information within the 10-day time frame, Microsoft will use commercially reasonable efforts to incorporate those requested changes into the documentation before it is publicly released.

(d)    For any program in which you take part that has publicity related aspects, you may elect to terminate your involvement in those aspects of the program by giving forty-five (45) days' prior notice to Microsoft, as outlined in section 10.2.

4.2.    Publicity Release Confidential Information. As long as the opportunity for review is given to you prior to any public release of the documentation by Microsoft, (a) you are solely responsible for bringing to Microsoft's attention any of your Confidential Information and requesting its removal; (b) Microsoft will not be held responsible for the release of your Confidential Information if you did not previously request its removal; and (c) you will indemnify and hold Microsoft harmless from any third party claim related to disclosure of your Confidential information, if you did not previously request its removal.

5.    Termination or Withdrawal from a Program. Your taking part in a program is always voluntary for both you and Microsoft. Except as provided in section 4, you may elect to withdraw from any TAP framework program at any time. Similarly, Microsoft may discontinue your association with any TAP framework program at any time. If a given program ends, or if you withdraw from that program, or if Microsoft elects to discontinue your association in the program, then both parties' rights and responsibilities with respect to that program will terminate, except that Microsoft's rights with respect to documentation will continue as described in section 4. Any expiration or termination will not necessarily affect your status generally as a TAP framework participant, but will terminate the EULA and any supplemental license(s) applicable to the Microsoft technology in the affected program (such termination will not affect terms and conditions that are expressly identified in as surviving termination).

6.    Termination of TAP Framework Participant Status. Except as provided in section 4, we may each terminate this agreement upon five (5) days' prior written notice to the other party, including email notice to the contacts/addresses listed in section 10.2. Termination of your status as a TAP framework participant will not affect your ability to remain in any TAP framework program in which you are taking part as of the termination date. Subject only to section 5, you may continue to take part in any such program until it is otherwise completed. In addition, if this agreement, or your involvement in any particular program, is terminated, sections 2 through 7 will continue to apply.

7.    Assignment.

7.1.    Generally. Subject only to section 7.2, this agreement is binding upon and inures to the benefit of each of our respective successors and lawful assigns. Either of us may assign this agreement at any time to an affiliated company; otherwise, this agreement may not be assigned, by agreement, operation of law, or otherwise, without the prior, written approval of the other party.

7.2.    Other Relationships. Some TAP framework programs contemplate that you will work with other companies that are not participants in the TAP framework in testing, evaluating, deploying or providing feedback on a Microsoft technology. If you take part in such a program, its program description will specify the extent to which you may assign your rights and responsibilities with respect to those companies for that particular program.

8.    Program Limitations and Warranties.

8.1.    Program Limitations and Our Warranties. Your effort and resulting performance are completely under your control. We do not guarantee your satisfaction with the program or your results. Except for loss and damage which cannot be limited or excluded under applicable law, (a) the Microsoft materials we provide you are "AS IS," and are provided without any other warranties of any kind and (b) WE DISCLAIM ON OUR OWN BEHALF AND ON BEHALF OF OUR AFFILIATES AND SUPPLIERS ALL OTHER WARRANTIES OF ANY KIND WHETHER EXPRESS OR IMPLIED. THIS LIMITATION INCLUDES, BUT IS NOT LIMITED TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY and FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. You must defend, indemnify and hold our affiliates and us harmless from any claim (including without limitation, reasonable attorney's fees) arising from your acts or omissions (and those of your agents) relating to your performance of this agreement. This limited warranty gives you specific legal rights. You may have others which vary by state/ jurisdiction. For purposes of this section, when we use "warranty," we include any other applicable terms or conditions.

8.2.    Your Warranties. You represent that you will obtain sufficient permissions from your employees and/or contractors to grant the rights described in section 4.

9.    Disclaimers and Limitations of Liability.

9.1.            Disclaimer of Damages/Limitation of Remedies. IN THE ABSENCE OF FRAUD OR GROSS NEGLIGENCE, AND EXCEPT WITH REGARD TO A BREACH OF THE TERMS OF SECTION 3, NEITHER OF US WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY SUPPORT SERVICES PROVIDED UNDER THE TAP FRAMEWORK FURTHER, THE SOLE REMEDY THAT EACH OF US MAY HAVE FOR ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING ANY SUPPORT SERVICES PROVIDED UNDER THE TAP FRAMEWORK, BUT EXCLUDING CLAIMS RELATED TO BREACH OF A EULA OR THE TERMS OF SECTION 3) IS TO TERMINATE THIS

AGREEMENT AND/OR YOUR ASSOCIATION WITH A GIVEN TAP FRAMEWORK PROGRAM. THESE TERMS APPLY REGARDLESS OF THE FORM OR CAUSE OF ACTION OR THE ALLEGED BASIS OF THE CLAIM. THIS LIMITATION OF REMEDIES OR LIABILITY IS ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY LAW. Our liability for loss or damage of any kind (including loss or damage caused by negligence) is reduced to the extent that you or your agents caused or contributed to that loss or damage.

9.2.    Consumer Rights. Nothing in this agreement is intended to limit the rights of a consumer, as may be defined by applicable law. To the extent necessary, this agreement is considered to be modified to reflect this intention. Consumers may have the benefit of certain rights or remedies which may not be excluded under applicable law. If so, then to the maximum extent permitted by law, our liability is limited, at our option either to (a) resupply the services or (b) the reasonable cost to resupply the services.

10.          Additional Terms.

10.1.   Expenses; Duration. Except as modified or deleted by the program description for a particular program, we agree that: (a) we will each be responsible for our own expenses in connection with the TAP framework and any particular TAP framework program; and (b) the Microsoft group sponsoring a program may, at its discretion, change its duration or its start or end date.

10.2.    Notices. Notices may be provided either by electronic mail or physical mail. We designate the following individual(s) to receive notices:

You:		Microsoft:
Name:	Phil Kaplan	Name:	TAP Director
Email:	philk@vitalstream.com	Email:	tapagree@microsift.com
Fax:	949-727-9660	Fax:	425-708-1883
Telephone:	949-743-2000	Telephone:	425-882-8080
Address:	One Jenner, Suite 100 Irvine, CA 92611	Address:	One Microsoft Way Redmond, WA 98052

Name:	Art Sida	Name:	LCA
Email:	asida@vitalstream.com	Email:	N/A
Fax:	949-727-9660	Fax:	425-706-7329
Telephone:	949-743-2000	Telephone:	425-882-8080
Address:	One Jenner, Suite 100 Irvine, CA 92611	Address:	One Microsoft Way Redmond, WA 98052

We may each specify substitutions of the foregoing individuals by giving written notice in accordance with this section.

10.3.    Government Participation. If you are a government (including any specific agency or other entity of a government), you agree that any technology or services provided in any particular program are for your sole use and benefit of the government and are not provided to or for any individual government employee. As there may be legal restrictions on your ability to provide or participate in publicity activities or related program requirements, we agree to negotiate in good faith an amendment to conform specific program requirements related to publicity to your legal requirements.

10.4.    Order of Precedence. With any inconsistency between these terms and conditions and the TAP web site, the TAP web site will prevail over this agreement. When the TAP web site changes, we will give you notice 30 days before the change(s) takes effect. You agree either (a) to be bound by those changes or (b) to terminate your participation in the TAP framework. To enable flexibility in individual programs, if a program description includes terms that supplement or conflict with the terms in this framework agreement or the TAP web site, the terms of the program description will control with respect to that particular program.

10.5.    Non-Microsoft Technology. Nothing in this agreement restricts you from supporting, promoting, distributing, or using non-Microsoft technology.

10.6.    Language. We offer this agreement in several languages. The language version of the agreement you accept will control. If you are in Canada, it is the express wish of the parties that this agreement, and any associated program documentation, be written and signed in English. C'est la volonté expresse des parties que la présente convention ainsi que les documents qui s'y rattachent soient rédigés en anglais.

10.7.    Services. Microsoft Consulting Services and/or Premier Support Services may be provided to you under a specific program. These services will be provided to you according to the terms and conditions of the Microsoft Master Services Agreement or Microsoft Business Agreement and applicable Statement of Services or under the terms and conditions governing PSS support incidents. You may use an existing MSA or MBA to receive MCS or Premier Support. If you are providing services to your customer under a TAP program, the services you provide must be in accordance with the program documentation.

10.8.    Microsoft Corporation and Affiliates - Third Party Beneficiaries. You acknowledge and agree that certain sections of this agreement are for the express benefit of Microsoft Corporation and its affiliates. As a result, Microsoft and its affiliates are entitled to require your due performance of each such provision. This agreement is being entered into by us not only in our own right but also as agent and trustee for each of our affiliates. Subject to the foregoing, this agreement does not create any enforceable rights by anyone other than the parties to this agreement.

10.9.    Taxes. If goods and services, value-added, use or sales tax are payable by us on any supplies made under this agreement, an amount on account of these taxes will be payable by you as invoiced to you.

11.          Law.

11.1.    Applicable Law; Attorneys' Fees. Applicable law, jurisdiction and venue for this agreement are identified in this section 11. This choice of jurisdiction and venue does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights, confidentiality obligations or enforcement or recognition of any award or order in any appropriate jurisdiction. If either party commences litigation in connection with this agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and other expenses.

11.2    Generally. Except as provided in section 11.3 below, this agreement is governed by the laws of the State of Washington. The parties consent to exclusive jurisdiction and venue in the courts sitting in King County, Washington. You waive all defenses of lack of personal jurisdiction and forum non conveniens.

11.3.    Other Terms. If your principal place of business is in one of the countries or regions listed below, or if you are a government entity, the corresponding provision applies, which supersedes section 11.2 to the extent that it is inconsistent:

                                      (a)    If your principal place of business is in Australia and its external territories, Malaysia, New Zealand, and Singapore, the following applies:

The jurisdiction of the courts of King County, Washington is non-exclusive.

                                      (b)    If your principal place of business is in Japan, the following applies:

Our agreement shall be construed and controlled by the laws of Japan, and you consent to exclusive original jurisdiction and venue in the Tokyo District Court. In any action to enforce any right or remedy under this agreement or to interpret any provision of this agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

                                     (c)    If your principal place of business is in Afghanistan, Albania, Algeria, Andorra, Angola, Armenia, Austria, Azerbaijan, Bahrain, Belarus, Belgium, Benin, Bosnia and Herzegovina, Botswana, Bouvet Island, Bulgaria, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d'ivoire, Croatia, Cyprus, Czech Republic, Democratic Republic of Sao Tome and Principe, Denmark, Djibouti, Egypt, Estonia, Ethiopia, Faeroe Islands, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Gibraltar, Greece, Greenland, Guadeloupe, Guinea-Bissau, Hungary, Iceland, Ireland, Israel, Italy, Jordan, Kazakhstan, Kenya, Kossovo, Kuwait, Kyrgyzstan, Latvia, Lebanon, Lesotho, Liberia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Mali, Malta, Mauritania, Mauritius, Moldova, Monaco, Morocco, Mozambique, Namibia, Netherlands, New Caledonia, Niger, Nigeria, Norway, Oman, Pakistan, Poland, Portugal, Qatar, Republic of Cape Verde, Republic of Equatorial Guinea, Republic of Guinea, Republic of Senegal, Reunion, Romania, Russian Federation, Rwandese Republic, Saint Helena, San Marino, Saudi Arabia, Seychelles, Sierra Leone, Slovakia, Slovenia, Somalia, Spain, Svalbard and Jan Mayen, Swaziland,

Sweden, Switzerland, Tajikistan, Tanzania, Togo, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan, Vatican City State, Yemen, Zaire, Zambia, Zimbabwe, the following applies:

Our agreement is governed by and construed in accordance with the laws of Ireland and you consent to the jurisdiction of and venue in the Irish courts in all disputes arising out of or relating to this agreement.

(d)    If your principal place of business is in the People's Republic of China (for the purpose of this agreement, the People's Republic of China does not include Hong Kong SAR or Taiwan), the following applies:

Our agreement shall be construed and controlled by the laws of the People’s Republic of China, and you consent to submit any dispute arising out of or in relation to the agreement and the Addendum to the binding arbitration at the China International Economic and Trade Arbitration Commission in Beijing (CEITAC) in accordance with its rules in effect from time to time.

(e)    If your principal place of business is in India, Indonesia, or Thailand, the following applies:

Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC"), which rules are deemed to be incorporated by reference into this section. The Tribunal shall consist of one arbitrator to be appointed by the Chairman of SIAC. The language of the arbitration shall be English. The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in India, Indonesia, or Thailand (as appropriate), or elsewhere. The agreement shall be governed by the laws of the State of Washington, USA.

(f)    If your principal place of business is in Columbia, Philippines, Uruguay, or Vietnam, the following applies:

All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this agreement shall be settled by arbitration in accordance with UNCITRAL Arbitration Rules as at present in force. This appointing authority shall be the International Chamber of Commerce (“ICC”) acting in accordance with the rules adopted by the ICC for this purpose and the place of arbitration will be Seattle, Washington, U.S.A. There shall only be one arbitrator. The award shall be final and binding on the parties. The parties hereto irrevocably agree to submit all matters and disputes arising in connection with this agreement to arbitration in Washington.

(g)    If your principal place of business is in Republic of Korea, the following applies:

Our agreement shall be construed and controlled by the laws of Republic of Korea, and you consent to exclusive original jurisdiction and venue in the Seoul District Court. In any action to enforce any right or remedy under this agreement or to interpret any provision of this agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

(h)    If your principal place of business is in Taiwan, the following applies:

The terms of this agreement shall be governed by and construed in accordance with the laws of Taiwan. The parties hereby designate the Taipei District Court as the court of first instance having jurisdiction over any disputes arising out of or in connection with this agreement.

(i)    If you are a government entity, this agreement will be governed by your laws.

12.    Entire Agreement. This agreement constitutes the entire agreement (including the program Web site) between us with respect to your participation in the TAP framework. This agreement may not be modified except by a written document dated subsequent to the date of this agreement and signed on behalf of you and Microsoft by our respective duly authorized representatives. This agreement supersedes any prior agreements and representations between the parties in relation to the subject matter. Upon entering into this agreement, each party does not rely, and has not relied, upon any representation (whether negligent or innocent), statement or warranty made or agreed to by any person except those expressly set out in this agreement. This clause shall not apply to any statement representation or warranty made fraudulently. You warrant that you will rely on your own skill and judgment or that of your advisers to determine whether to sign this agreement, participate in a TAP program, or acquire Microsoft technology.

To acknowledge and confirm your acceptance and agreement to the terms set forth above, please sign two copies in the space provided below and return them to your Microsoft TAP program manager.

Microsoft Corporation	VitalStream

By: /s/ Chris Burroughs	By: /s/ Phil Kaplan

Name: Chris Burroughs	Name: Phil Kaplan

Title: Product Unit Manager	Title: Chief Operating Officer

Date: August 24, 2004	Date: August 6, 2004